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                                                                    EXHIBIT 99.1
                                                                    ------------


               RENAISSANCERE HOLDINGS LTD. ANNOUNCES $100 MILLION
                            COMMON SHARE REPURCHASE

PEMBROKE, Bermuda--December 16, 1996-- RenaissanceRe Holdings Ltd. (NYSE: RNR) today announced a plan to return $100 million of capital to its shareholders through two Common Share repurchases. First, on December 13, 1996, the Company repurchased an aggregate of 2,085,361 common shares at a price of $34.50 per share, for an aggregate price of $71.94 million, in private transactions with its founding institutional investors. Second, as soon as practicable, the Company intends to commence a tender offer to purchase an aggregate of 813,190 Common Shares at a price of $34.50 per share, for an aggregate price of $28.06 million, from public shareholders (the "Tender Offer"). The Tender Offer will be made only upon the terms and subject to the conditions set forth in the Company's definitive tender offer materials. After giving effect to the repurchase and completion of the Tender Offer by public shareholders, the percentage ownership interests of the founding institutional investors will be substantially the same as before the transactions.

In approving the Common Share repurchases, the Company's Board of Directors noted the Company's excellent year to date operating performance and its continuing creation of shareholder value. The Common Share repurchases are an integral component of the Company's continuing capital management program and will be accretive to 1997 earnings per share. After giving effect to the Common Shares repurchases, the Company's equity has grown in 1996, and is expected to be sufficient to support the Company's 1997 business activities.

RenaissanceRe Holdings Ltd., through its subsidiaries Renaissance Reinsurance Ltd. and Glencoe Insurance Ltd., is a global provider of insurance and reinsurance. The Company's principal product is property catastrophe reinsurance.


CONTACT:  Keith S. Hynes         John D. Nichols, Jr.
          Senior Vice President  Assistant Vice President
          and Chief Financial    and Treasurer
          Officer                (441) 295-4513
          (441) 295-4513

          or

          Michael Seely
          Investors Access Corp.
          (212) 692-9060

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